EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 2, 2015

For Immediate Release

Paychex to Acquire Advance Partners
Acquisition of a leading provider of funding and outsourcing services for independent staffing companies presents growth opportunity in expanding industry

Rochester, N.Y. (December 2, 2015) – Paychex, Inc., a leading provider of payroll, human resource, insurance, and benefits outsourcing solutions for small- to medium-sized businesses, today announced the acquisition of Advance Partners, a leading provider of integrated financial, operational, and strategic services to support independent staffing firms. The Cleveland, Ohio-based company offers customizable solutions to the temporary staffing industry, including payroll funding and outsourcing services, which include payroll, invoicing, and tax preparation.

“The staffing outsourcing business is a growing industry that serves many small and mid-sized firms, which is a perfect fit for Paychex,” says Martin Mucci, Paychex president and CEO. “We are excited about Advance Partners joining the Paychex family. And, given Paychex’s extensive product suite, financial strength, and access to capital, we can help expand Advance Partners’ product offering and accelerate client growth.”

Industry data shows there are more than three million temporary staffing employees in the United States, and approximately 10,000 small and mid-sized staffing businesses that support this employee population.

“We believe the temporary staffing business is going to continue to grow, due in part to ever-increasing government regulation, including the Affordable Care Act and newly proposed overtime rules. Paychex is uniquely positioned to bring our regulatory expertise to staffing firms,” says Mucci. “Paychex already provides payroll and HR services to a number of staffing companies who are among our nearly 600,000 clients, and this acquisition will allow us to offer them more services and support.”

Advance Partners’ staffing firm clients work with more than 7,500 businesses. Those clients hire and process approximately 200,000 temporary positions annually.

“This announcement marks a great day for the clients of Advance Partners,” says Joel Adelman, Advance Partners founder and CEO. “Our mission has always been to help staffing firms grow. Now, as part of the Paychex family, we can leverage the capital, technology, and insurance resources of a leading provider of human capital management solutions to offer our clients a more complete suite of services to further accelerate their growth. The entire senior team at Advance is thrilled with this opportunity and looks forward to continue working with our talented associates here in Cleveland, Ohio.”

Founded in 1998, Advance Partners has approximately 130 employees. All will be offered the opportunity to become Paychex employees. The transaction was structured as an acquisition of substantially all of the assets of Advance Payroll Funding, Ltd., the operating company, and Advance Temporary Help Services, Inc., its non-operating parent company, by a wholly owned subsidiary of Paychex. Terms of the acquisition were not disclosed. The transaction is conditioned on regulatory approval and other customary closing conditions.

For more information about the Advance Partners leadership team, go to www.advancepartners.com/team-bios.
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About Paychex
Paychex, Inc. (NASDAQ: PAYX) is a leading provider of integrated human capital management solutions for payroll, HR, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 40 years of industry expertise, Paychex serves approximately 590,000 payroll clients across 100 locations and pays one out of every 15 American private sector employees. Learn more about Paychex by visiting www.paychex.com, and stay connected on Twitter and LinkedIn.

About Advance Partners
Founded in 1998, and based in Cleveland, Ohio, Advance Partners is the leading provider of financial, operational, and strategic support to independent staffing firms.  Advance serves as a business partner with a simple mission:  To help staffing firms grow.  Advance's customizable solutions include payroll funding, commercial credit, back office support, and a variety of strategic services.  (www.AdvancePartners.com)

Media Contact:
Laura Saxby Lynch
Director, Corporate Communications
Paychex, Inc.
585-383-3074
lsaxbylynch@paychex.com
@PaychexNews